Exhibit 10.15(a)
AMENDMENT NO.1
TO
AMENDED AND RESTATED CUSTOMER AGREEMENT
      WHEREAS, MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P., a
Delaware limited partnership (the "Customer"), and MORGAN STANLEY DW INC., a
Delaware corporation ("Morgan Stanley DW"), have
 agreed to amend the Amended and
Restated Customer Agreement, dated as of the
 16th day of October 2000 (the ?Customer
Agreement?), by and between the Customer and
Morgan Stanley DW, to amend the address of
the Customer and the address of Morgan Stanley DW.
      WHEREAS, all provisions contained in the
 Customer Agreement remain in full force and
effect and are modified only to the extent
necessary to provide for the amendments set forth
below.
      NOW, THEREFORE, the parties hereto hereby amend the Customer Agreement as follows:
1.	The monthly brokerage fee percentage referred to
in the first paragraph of Section
5 of the Customer Agreement is 1/12 of 4.60% (a 4.60% annual rate).
2.	The address of the Customer referred to in Section 13 is hereby changed to:
Morgan Stanley Spectrum Global Balanced L.P.
c/o Demeter Management Corporation
330 Madison Avenue, 8th Floor
New York, New York 10017
Attn:	Jeffrey A. Rothman
	President
3.	The address of Morgan Stanley DW referred to in Section 13 is hereby changed to:
Morgan Stanley DW Inc.
330 Madison Avenue, 8th Floor
New York, New York 10017
Attn:	Jeffrey A. Rothman
	Managing Director
4.	The foregoing amendments shall take effect as of the 1st day of July 2005.

      IN WITNESS WHEREOF, this Amendment to the Customer Agreement has been executed for and on behalf of the undersigned as of the 1st day of July 2005.

MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.

By:	  Demeter Management Corporation,
	  General Partner

By:	/s/  Jeffrey A. Rothman
	Name:	Jeffrey A. Rothman
	Title:	President

MORGAN STANLEY DW INC.

By:	/s/  Jeffrey A. Rothman
	Name:	Jeffrey A. Rothman
	Title:	Managing Director
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